Exhibit 99.1
FOR IMMEDIATE RELEASE

Universal Technical Institute Announces Change to its Board of Directors
John White and Dr. Rod Paige to retire from the company’s Board after years of service

PHOENIX, Ariz. – November 24, 2020 – Universal Technical Institute (NYSE: UTI), the nation’s leading provider of transportation technician training, announced that John C. White, founder of Motorcycle Mechanics Institute (MMI) and former UTI Board Chairman, and Dr. Roderick R. Paige, former U.S. Secretary of Education, plan to retire from the company’s Board of Directors, effective November 30, 2020.

Mr. White has been a member of UTI’s Board of Directors since 1997, joining with the MMI merger. Following his retirement from the company in 2005, Mr. White served as Board Chairman until 2013. He pioneered UTI’s industry-led educational model when, in the early 1980s, he developed a first-of-its-kind training partnership with Harley-Davidson USA. In subsequent years, he forged relationships with leading automotive manufacturers that continue to serve students today. UTI now partners with more 30 leading transportation manufacturer brands, who help guide the company’s training programs and support and hire its students.

“As result of John’s unique vision and steady leadership, UTI has an educational model that consistently generates outcomes for our students, serves industry’s urgent need for skilled technicians and helps build the workforce America needs,” said Robert DeVincenzi, Chair of the UTI Board of Directors. “He is a giant in education, with a deep and unshakable commitment to students and their success, and his experience and wise counsel have had an immense impact on this organization.”

Dr. Paige has served as a member of UTI’s Board of Directors since 2010, contributing his significant expertise to UTI’s strategy and educational model, which is built around the needs of mechanically minded, hands-on learners. He served as the U. S. Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center. As dean of the College of Education at Texas Southern University (TSU), he established the University's Center for Excellence in Urban Education. Dr. Paige was also the first Black superintendent of Houston Independent School District, then the nation's seventh-largest district and authored The War Against Hope and The Black-White Achievement Gap: Why Closing it is the Greatest Civil Rights Issue of Our Time.

“For more than a decade, Rod has played a vital role in shaping UTI’s programs and helping the company connect with policy makers and leaders in education and government,” DeVincenzi said. “We have been fortunate to work with one the nation’s leading education policy experts, and UTI, our industry customers and our students are better for it. We are grateful for Rod’s many contributions over the years and wish him well in his retirement.”

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About Universal Technical Institute, Inc.

With more than 220,000 graduates in its 55-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation's leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 12 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Phoenix, Arizona.

For more information, visit www.uti.edu. Like UTI on www.facebook.com/UTI or follow UTI on Twitter @UTITweet, @MMITweet, and @NASCARTechUTI.

Company Contact:
Troy R. Anderson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9365
troyanderson@uti.edu

Investor Relations Contact:
Robert Winters or Wyatt Turk
Alpha IR Group
(312) 445-2870
UTI@alpha-ir.com

Media Contact:
Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute
(623) 445-0872
jkent@uti.edu